Exhibit 99.1

Orexigen® Therapeutics Announces Third Quarter 2009 Financial Results

— Management to host call and webcast today at 5:00 p.m. Eastern to discuss financial results and recent business highlights —

San Diego, CA, November 4, 2009 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced unaudited financial results for the three months ended September 30, 2009.

Three Months Ended September 30, 2009

As of September 30, 2009, Orexigen held $56.9 million in cash and cash equivalents and an additional $50.9 million in investment securities, available-for-sale. Together, these amounts total $107.8 million.

For the three months ended September 30, 2009, Orexigen reported a net loss of $14.4 million, or $0.33 per share attributable to common stockholders, compared to a net loss of $24.8 million, or $0.72 per share attributable to common stockholders, for the comparable period in 2008.

Total operating expenses for the three months ended September 30, 2009 were $14.2 million compared to $25.1 million for the comparable period in 2008. The decreased operating expenses were due primarily to a decrease in research and development expenses in connection with the completion of the Company’s Contrave® Phase 3 clinical trials, related proprietary product formulation work and consulting activities totaling approximately $12.9 million. The decrease was partly offset by an increase in costs incurred in connection with the preparation of the Contrave NDA and an increase in salaries and personnel related costs. In addition, general and administrative expenses increased approximately $1.0 million due primarily to an increase in salaries and personnel related costs, legal and accounting fees, recruiting expense and facilities costs.

“The recent completion of the COR Phase 3 program and the Phase 2b trial of Empatic™ were major milestones for Orexigen,” said Mike Narachi, President and CEO of Orexigen. “The results demonstrate the potential of these two product candidates to help fill the current gap in obesity treatment by providing physicians with useful pharmacologic options to address the varying needs of this diverse patient population. We believe that Contrave, if approved, has the potential to serve as the first-line treatment of obesity for the majority of patients, while Empatic can be developed and positioned in a highly complementary way.”

Recent Highlights

Contrave

Orexigen announced new data from the COR-I, COR-II and COR-Diabetes trials at Annual Scientific Meeting of The Obesity Society in late October. These new data show that after completing 56 weeks of therapy with Contrave32 (bupropion SR 360 mg/naltrexone SR 32 mg):

•	Approximately 34-48% of patients lost at least 10% of their baseline body weight and approximately 17-23% lost at least 15%;

•

Significant improvements in markers of cardiometabolic risk, including waist circumference, HDL and triglycerides were observed in Contrave treated patients. Patients at higher risk for developing cardiovascular disease and diabetes demonstrated additional improvement in markers of cardiometabolic risk such as waist circumference, HDL and triglycerides;

•

In addition to the statistically significant improvements observed in hemoglobin A1c (HbA1c) in obese patients with type 2 diabetes, patients who began the trial with a HbA1c level greater than 8% saw a mean reduction of 1.1%, compared to 0.5% for the placebo group;

•	Patients reported an increased ability to control their eating and resist food cravings; and

•	There was no evidence of increased abuse liability.

The most frequently observed treatment-emergent adverse events were nausea, constipation and headache. Nausea was the leading adverse event resulting in discontinuation; however, for the majority of patients experiencing nausea, it was mild to moderate, transient and manageable.

The results from the successfully completed COR program of more than 4,500 patients exceed the FDA categorical efficacy benchmark for clinically significant weight loss, supporting the Company’s plan to file a New Drug Application with the FDA in the first half of 2010.

Empatic

Orexigen recently announced the data from the Phase 2b clinical trial of Empatic. The results of this trial demonstrated that patients completing 24 weeks of Empatic360 (bupropion SR 360mg/zonisamide SR 360 mg) therapy lost 9.9% of their baseline body weight, or 22 pounds, compared to 1.7% for placebo patients (p<0.001). Importantly, Empatic patients continued to lose weight through the end of the trial, with no evidence of a weight loss plateau. Improvements were observed in key markers of cardiometabolic risk such as waist circumference, triglycerides, fasting insulin and blood pressure. The most commonly reported adverse events for all Empatic patients were headache, insomnia and nausea, and the most common adverse events leading to discontinuation were insomnia, headache and urticaria (hives). Adverse events and laboratory findings appeared to be consistent with the individual components of Empatic. There were no serious adverse events attributed by investigators to study drug. There were no statistically or clinically meaningful differences between Empatic and placebo on measures of cognitive function, depression, suicidality or anxiety.

Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the third quarter 2009 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 783-2138 (domestic) or (857) 350-1597 (international), participant code 88599521. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call. The archive may be accessed by calling (888) 286-8010 (domestic) or (617) 801-6888 (international), participant code 25068077.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on developing therapies that offer multiple approaches to treating obesity. The Company’s lead investigational product, Contrave®, has completed the COR Phase 3 clinical development program and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second obesity drug candidate, EmpaticTM, has completed Phase 2 trials. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.Orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Empatic™ and Contrave®, the potential for, and timing of, proceeding to Phase 3 clinical trials for Empatic or filing an NDA for Contrave, the commercial and therapeutic potential of Empatic and Contrave, and the potential to obtain regulatory approval for, and effectively treat obesity with, either product candidate. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: additional analyses of data from the Empatic Phase 2b trial or Contrave Phase 3 trials and any other clinical trials of Empatic or Contrave may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted clinical trials; the FDA may not agree with the Company’s interpretation of efficacy and safety results; earlier clinical trials may not be predictive of future results; Empatic or Contrave may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims, including serious adverse events that are not characterized by clinical investigators as possibly related to Empatic or Contrave and adverse events associated with the individual components of these product candidates; the third parties on whom Orexigen relies to assist with the development programs for Empatic or Contrave, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement.

This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Information included herein is based on the Company’s review and evaluation of the clinical data. All conclusions and determinations contained herein are subject to the Company’s further analysis of the clinical data. The ultimate determination of the safety and efficacy of Contrave and Empatic will be made by the FDA and other relevant regulatory authorities.

Orexigen	Media
Graham Cooper	Lori Rosen	Liz Frank
Chief Financial Officer	WeissComm Partners	WeissComm Partners
(858) 875-8600	(212) 301-7173	(212) 301-7216

Orexigen Therapeutics, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from September 12, 2002 (Inception) to September 30, 2009
	2009	2008	2009	2008
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	22	66	66	419

Total revenues	22	22	66	66	593
Operating expenses:
Research and development	9,592	21,463	38,579	61,735	207,697
General and administrative	4,592	3,638	12,254	11,049	50,076

Total operating expenses	14,184	25,101	50,833	72,784	257,773

Loss from operations	(14,162)	(25,079)	(50,767)	(72,718)	(257,180)
Other income (expense):
Interest income	47	662	295	2,800	8,974
Interest expense	(318)	(370)	(1,070)	(1,196)	(3,511)

Total other income (expense)	(271)	292	(775)	1,604	5,463

Net loss	(14,433)	(24,787)	(51,542)	(71,114)	(251,717)

Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—	—	—	(13,860)

Net loss attributable to common stockholders	$(14,433)	$(24,787)	$(51,542)	$(71,114)	$(265,655)

Net loss per share attributable to common stockholders – basic and diluted	$(0.33)	$(0.72)	$(1.38)	$(2.12)

Shares used in computing net loss per share attributable to common stockholders – basic and diluted	43,087	34,355	37,484	33,539

Orexigen Therapeutics, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share and par value amounts)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,936	$45,451
Investment securities, available-for-sale	50,859	40,716
Prepaid expenses and other current assets	1,980	1,184

Total current assets	109,775	87,351
Property and equipment, net	1,441	2,059
Restricted cash	1,290	1,375
Other assets	689	1,123

Total assets	$113,195	$91,908

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,562	$18,810
Deferred revenue, current portion	88	88
Long-term debt, current portion	7,184	7,591

Total current liabilities	17,834	26,489
Deferred revenue, less current portion	993	1,058
Long-term debt, less current portion	3,741	8,800
Other long-term liabilities	1,775	1,767
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at September 30, 2009 and December 31, 2008; no shares issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $.001 par value, 100,000,000 shares authorized at September 30, 2009 and December 31, 2008; 47,039,720 and 34,433,322 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	47	34
Additional paid-in capital	340,495	253,782
Accumulated other comprehensive income	27	153
Deficit accumulated during the development stage	(251,717)	(200,175)

Total stockholders’ equity	88,852	53,794

Total liabilities and stockholders’ equity	$113,195	$91,908